Exhibit 99.1

Red Robin Provides Business and Operational Update

Sales Momentum Continues to Build

158 Company-operated Dining Rooms have Re-opened as of May 24, 2020

Reports Preliminary Sales Results for the Fiscal First Quarter 2020 Ended April 19, 2020

Greenwood Village, CO – May 29, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today provided a business and operational update and reported preliminary sales results for the fiscal first quarter ended April 19, 2020.

Relevant Highlights Year-To-Date Include

•	Through the first eight weeks of fiscal 2020, comparable restaurant revenue grew 3.7%, driven in part by positive Guest counts.
•	Since the mid-March peak impact of the COVID-19 pandemic, substantial improvement in revenue with consistent and sequential increases in each of the last five weeks; preliminary comparable restaurant revenue was -47.0% for the week ended May 24, 2020.
•	Re-opening dining rooms with a measured and strategic approach and a focus on health and safety; preliminary comparable restaurant revenue for restaurants with re-opened dining rooms was -31.9% for the week of May 24, 2020.
•	Maintaining significantly higher off-premise sales, which have tripled when compared to pre-COVID-19 levels.
•	With improving revenue and previously taken cost reductions, reduced estimated average cash burn to $2 million per week for the second fiscal quarter.
•	As of May 29, 2020, the Company has approximately $80 million of total liquidity.
•	Finalized an amendment to its credit facility, which provides further financial flexibility during the COVID-19 pandemic.

Paul J.B. Murphy III, Red Robin’s President and Chief Executive Officer, said, “We are very encouraged by our five sequential weeks of sales improvement through May 24th due to the continued strong growth in off-premise sales and early traction in dine-in sales. We attribute these trends to our enhanced execution, developed around our strategic plan and implemented on an accelerated basis as restaurants re-open, which has resulted in record dine-in and off-premise Guest satisfaction scores. Across our 158 re-opened dining rooms, sales have been positively impacted by the accelerated implementation of our new hospitality model, coupled with strong health and safety standards. Notably, restaurants with re-opened dining rooms are still capturing meaningful off-premise sales, demonstrating the enduring and growing popularity of Red Robin for off-premise occasions.”

Mr. Murphy added, “The health and safety of our Guests and Team Members is paramount. In addition, our Team Members have done an outstanding job protecting the health and safety of our Guests while also delivering on the Red Robin brand promise. We sincerely thank them for their dedication and commitment to our communities during these difficult times and know how eager they are to welcome our Guests back into our restaurants for elevated dine-in experiences as more dining rooms re-open.”

Business and Operational Update

Red Robin entered fiscal 2020 with strong business momentum and substantially improved guest satisfaction scores. Through the first eight weeks of the year, comparable restaurant revenue grew 3.7%, driven in part by positive Guest counts. These results were built on execution of the core tenets of the Company’s strategic plan.

With the onset of the COVID-19 pandemic, Red Robin pivoted to an off-premise only business model and leveraged the opportunity to focus on enhancing the Guest experience while ensuring uncompromising adherence to health and safety protocols. Of note, off-premise sales have tripled compared to pre-COVID 19 levels.

The Company immediately accelerated its menu simplification plan by reducing approximately one third of its menu items to support the off-premise only business model. The simplified menu and ease of ordering from a new enhanced website focused on the online ordering user experience have improved speed of service and accuracy. Increased car-side and home delivery options, including Red Robin Delivery where Guests order directly from Red Robin with outsourced delivery, have improved convenience to our Guests and the economics of our off-premise business.

The Company spent considerable time developing a measured and strategic approach to re-open dining rooms with a focus on the health and safety of our Guests and Team Members. Consumer research also led to several enhanced measures including all Team Members wearing face coverings and completing daily health surveys, including temperature checks, and social distancing protocols. Red Robin has made visible cleaning and disinfecting behaviors important elements of its daily operations, including dedicating one Team Member on each shift to front of house sanitation. In addition, all re-opened dining rooms feature the Company’s new hospitality model, Total Guest Experience (“TGX”), that Red Robin had previously planned to implement over the course of fiscal 2020.

Sales have continued to grow as the Company began to re-open select dining rooms at a limited capacity beginning April 28, 2020. As of May 24, 2020, Red Robin had re-opened 158 dining rooms with limited capacity representing 38% of currently open Company-operated restaurants. Preliminary comparable restaurant revenue for restaurants with dining rooms re-opened for the full week of May 24, 2020 was -31.9%. Overall, the Company’s weekly comparable restaurant revenue has sequentially improved and, for the week ended May 24, 2020, preliminary comparable restaurant revenue was -47.0%.

Preliminary Comparable Restaurant Revenue and Related Data through the Week Ended May 24, 2020

Week ended

Company-operated Restaurants	26-Apr	3-May	10-May	17-May	24-May
Weekly Net Comparable Restaurant Revenue	-56.0%	-54.7%	-52.2%	-47.9%	-47.0%
Average Net Sales per Restaurant	$23,908	$23,994	$26,747	$28,292	$30,751
# of Comparable Company-operated Restaurants	414	414	414	414	414

Financial and Liquidity Update

As previously announced, Red Robin has taken several actions to enhance liquidity, reduce costs, and strengthen its organizational structure. As a result of these actions, the Company has reduced its estimated cash burn and currently expects its average cash-burn rate during the fiscal second quarter to be approximately $2 million per week, which includes partial rent payments, re-opening costs, one-time COVID-19 expenses and costs associated with finalizing the amendment to its credit facility.

Red Robin had a cash balance of $88.9 million as of the fiscal first quarter end on April 19, 2020 and has liquidity of approximately $80 million as of May 29, 2020, including cash and borrowing capacity under its credit facility.

Immediately following today’s press release, Red Robin expects to file with the SEC a Current Report on Form 8-K related to the amendment to its credit facility with its lenders.

Preliminary First Quarter 2020 (16 Weeks) Sales Summary Compared to First Quarter 2019 (16 Weeks)

•	Total revenues were $306.1 million, a decrease of 25.3%;
•	Comparable restaurant revenue decreased 20.8%;
o	Comparable restaurant revenue increased 3.7% through the first eight weeks;
o	Comparable restaurant revenue decreased 43.2% through the last eight weeks;
•	Comparable restaurant Guest counts decreased 20.9%; and
•	Off-premise sales increased 86.1% and comprised 26.3% of total food and beverage sales.

About Red Robin

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. At Red Robin, burgers are more than just something Guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering pickups through Yummm2Go. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding preliminary financial results including revenues, guest counts, and off-premise sales, and related trends, the expected cash burn for the second quarter, the impact of COVID-19 on the Company’s business, the ability of the Company’s restaurants to operate on and grow a substantially all off-premise model, additional measures to further preserve financial flexibility, adherence to the guidance of the CDC and local health departments, strengthening of the Company’s liquidity position and the Company’s ability to overcome near-term operating conditions and be better positioned for the long term. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; changes in unemployment rates; changes in laws impacting the Company’s business, including increases in minimum wages and benefit costs; the ability to achieve significant cost savings; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the Company’s ability to continue to increase sales; the effectiveness of the Company’s marketing strategies and promotions and menu changes; the cost and availability of key food products, distribution, labor, and energy; the effectiveness of the Company’s long term strategic initiatives; the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; the adequacy of cash flows or available debt resources to fund operations; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contact:

ICR

Raphael Gross, Managing Director

(203) 682-8253